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                                                                Exhibit 99.2


                FHS BOARD WITHDRAWS CROWLEY NOMINATION

    LOS ANGELES, August 1, 1997 - Foundation Health Systems, Inc. (NYSE:FHS) today announced that its Board of Directors has withdrawn the nomination of Daniel D. Crowley to be elected to the FHS Board at the company's upcoming 1997 annual stockholders meeting. The Board took this action in connection with Mr. Crowley's recent resignation from the FHS Board.

    FHS is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to workers' compensation, PPO networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

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FHS Media Contact:       Kurt Davis
(916) 631-5288
Kurt_D_Davis@ccmail.fh.com

FHS Investor Contact:    David Olson
(818) 719-6978
dolson@fhs.com